Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2021 relating to the consolidated financial statements of Healthcare Trust of America, Inc. and subsidiaries and the effectiveness of Healthcare Trust of America, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Healthcare Trust of America, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

July 7, 2021